                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  AMENDMENT TO
                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(A)


                       CORT BUSINESS SERVICES CORPORATION
         -------------------------------------------------------------
                                (Name of Issuer)
         -------------------------------------------------------------


                                  COMMON STOCK
         -------------------------------------------------------------
                         (Title of Class of Securities)




                                   220493-10-0
         -------------------------------------------------------------
                                 (CUSIP Number)




                                  Lance C. Balk
                                Kirkland & Ellis
                              153 East 53rd Street
                               New York, NY 10022
                                 (212) 446-4940

-------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                 August 12, 1999
               --------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].


            NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                        (Continued on following pages)


                                (Page 1 of 7)

------------------------------                            ---------------------

    CUSIP No. 220493-10-0              13D                    Page 2 of 7 Pages
------------------------------                            ---------------------


-------------------------------------------------------------------------------
     1  NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Citicorp Venture Capital Ltd.

-------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a) [X]
                                                                   (b) [ ]
-------------------------------------------------------------------------------
     3  SEC USE ONLY


-------------------------------------------------------------------------------
     4  SOURCE OF FUNDS*

                                                                   WC

-------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) or 2(e)                                          [ ]

-------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   New York

-------------------------------------------------------------------------------
 NUMBER OF        7  SOLE VOTING POWER
   SHARES
BENEFICIALLY     --------------------------------------------------------------
  OWNED BY        8  SHARED VOTING POWER
    EACH
 REPORTING                                                         1,428,107
PERSON WITH      --------------------------------------------------------------
                  9  SOLE DISPOSITIVE POWER

                 --------------------------------------------------------------
                 10  SHARED DISPOSITIVE POWER
                                                                   5,778,518

-------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                   5,778,518
-------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   [ ]

-------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                       44.1%
-------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON*

                                                                          CO
================================================================================

------------------------------                            ---------------------

    CUSIP No. 220493-10-0              13D                    Page 3 of 7 Pages
------------------------------                            ---------------------


-------------------------------------------------------------------------------
     1  NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Citibank, N.A.

-------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a) [X]
                                                                   (b) [ ]
-------------------------------------------------------------------------------
     3  SEC USE ONLY


-------------------------------------------------------------------------------
     4  SOURCE OF FUNDS*

                                                                   OO

-------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) or 2(e)                                          [ ]

-------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   Delaware

-------------------------------------------------------------------------------
 NUMBER OF        7  SOLE VOTING POWER
   SHARES
BENEFICIALLY     --------------------------------------------------------------
  OWNED BY        8  SHARED VOTING POWER
    EACH
 REPORTING                                                         1,428,107
PERSON WITH      --------------------------------------------------------------
                  9  SOLE DISPOSITIVE POWER

                 --------------------------------------------------------------
                 10  SHARED DISPOSITIVE POWER
                                                                   5,778,518

-------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                   5,778,518
-------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   [ ]

-------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                       44.1%
-------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON*

                                                                          BK
================================================================================

------------------------------                            ---------------------

    CUSIP No. 220493-10-0              13D                    Page 4 of 7 Pages
------------------------------                            ---------------------


-------------------------------------------------------------------------------
     1  NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Citicorp

-------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a) [X]
                                                                   (b) [ ]
-------------------------------------------------------------------------------
     3  SEC USE ONLY


-------------------------------------------------------------------------------
     4  SOURCE OF FUNDS*

                                                                   OO

-------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) or 2(e)                                          [ ]

-------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   Delaware

-------------------------------------------------------------------------------
 NUMBER OF        7  SOLE VOTING POWER
   SHARES
BENEFICIALLY     --------------------------------------------------------------
  OWNED BY        8  SHARED VOTING POWER
    EACH
 REPORTING                                                         1,428,107
PERSON WITH      --------------------------------------------------------------
                  9  SOLE DISPOSITIVE POWER

                 --------------------------------------------------------------
                 10  SHARED DISPOSITIVE POWER
                                                                   5,778,518

-------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                   5,778,518
-------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   [ ]

-------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                       44.1%
-------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON*

                                                                          HC
================================================================================

------------------------------                            ---------------------

    CUSIP No. 220493-10-0              13D                    Page 5 of 7 Pages
------------------------------                            ---------------------


-------------------------------------------------------------------------------
     1  NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Citigroup Inc.

-------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a) [X]
                                                                   (b) [ ]
-------------------------------------------------------------------------------
     3  SEC USE ONLY


-------------------------------------------------------------------------------
     4  SOURCE OF FUNDS*

                                                                   OO

-------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) or 2(e)                                          [ ]

-------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   Delaware

-------------------------------------------------------------------------------
 NUMBER OF        7  SOLE VOTING POWER
   SHARES
BENEFICIALLY     --------------------------------------------------------------
  OWNED BY        8  SHARED VOTING POWER
    EACH
 REPORTING                                                         1,550,897
PERSON WITH      --------------------------------------------------------------
                  9  SOLE DISPOSITIVE POWER

                 --------------------------------------------------------------
                 10  SHARED DISPOSITIVE POWER
                                                                   5,901,308

-------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                   5,901,308
-------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   [ ]

-------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                       45.1%
-------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON*

                                                                          HC
================================================================================
                                 (Page 5 of 7)

            This Amendment No. 2 to Schedule 13D ("Amendment No. 2") amends the 13D originally filed on March 29, 1999 with the Securities and Exchange Commission pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, as amended, as such filing was amended by Amendment No. 1 to Schedule 13D filed on May 12, 1999.

            This Amendment No. 2 relates to the Common Stock, par value $.01 per share (the "Common Stock"), of CORT Business Services Corporation, a Delaware corporation ("Issuer"). Amendment No. 2 is being filed due to the deposit by Citicorp Venture Capital Ltd. ("CVC") of 4,350,411 shares of Common Stock of the Issuer into a voting trust not controlled by CVC.

            Item 4 is hereby amended by adding the following two sentences at the end of the first paragraph thereof:

            On August 12, 1999, CVC deposited 4,350,411 shares of Common Stock (the "Trust Shares") into trust pursuant to a Voting Trust Agreement dated as of August 12, 1999 between CVC and each of Harold O. Rosser, Stephen C. Sherrill and Stephen F. Edwards as trustees (the "Trustees"). CVC has no right to vote any of the Trust Shares on any issue presented to the shareholders of the Issuer so long as they are held by the trust. CVC retains the right to dispose of the Trust Shares and receive dividends and distributions in respect thereof. The Voting Trust will terminate upon the earliest of the sale of all of the Trust Shares, the consummation of the Acquisition, or conversion of the Trust Shares into non-voting shares of the Issuer.

            Item 6 is hereby amended by adding the following sentence at the end thereof:

            CVC understands that the Trustees (each of whom are principals of BRS) intend to vote all of the Trust Shares in favor of the Acquisition.

            Item 7 is hereby amended by adding the following Exhibit:

            4. Voting Trust Agreement dated as of August 12, 1999 by and among CVC, and each of Harold O. Rosser, Stephen C. Sherrill and Stephen F.
Edwards as trustees.


                                 (Page 6 of 7 )

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  August 13, 1999


                                          CITICORP VENTURE CAPITAL LTD.


                                          By:   /s/ Byron Knief
                                                -------------------------------
                                                Name:  Byron Knief
                                                Title: Senior Vice President



                                          CITIBANK, N.A.


                                          By:   /s/ Glenn S. Gray
                                                -------------------------------
                                                Name:  Glenn S. Gray
                                                Title: Assistant Secretary



                                          CITICORP


                                          By:   /s/ Glenn S. Gray
                                                -------------------------------
                                                Name:  Glenn S. Gray
                                                Title: Assistant Secretary



                                          CITIGROUP INC.


                                          By:   /s/ Glenn S. Gray
                                                -------------------------------
                                                Name:  Glenn S. Gray
                                                Title: Assistant Secretary


                                 (Page 7 of 7)